Exhibit 99.2

AMENDMENT NO. 2 TO INTERIM ASSESSMENT AGREEMENT
This second amendment (“Amendment”) to the Interim Assessment Agreement dated as of March 28, 2017 (the “Interim Assessment Agreement”), by and among South Carolina Electric & Gas Company and South Carolina Public Service Authority (collectively, the “V.C. Summer Owners”), and Westinghouse Electric Company LLC and WECTEC Global Project Services, Inc. f/k/a Stone and Webster (collectively, the “Debtors”, and collectively with the V.C. Summer Owners, the “Parties”), is entered into as of the 26th day of June, 2017.
RECITALS
WHEREAS the V.C. Summer Owners and the Debtors entered into the Interim Assessment Agreement to set forth the relative rights and obligations of the Parties regarding the performance under the EPC and related agreements for the V.C. Summer Project during the Interim Assessment Period;
WHEREAS on April 28, 2017, the Parties entered into Amendment No. 1 to the Interim Assessment Agreement to extend its term in order to continue the construction and design of the V.C. Summer Project and to confirm other understandings of the Parties;
WHEREAS the Parties desire to amend the Interim Assessment Agreement, solely to extend its term.
AGREEMENT
NOW THEREFORE, in consideration of the recitals, the Parties, each intending to be legally bound hereby, agree to amend the Interim Assessment Agreement as follows:

1. Paragraph 2 of the Interim Assessment Agreement shall be deleted and replaced in its entirety to read as follows: “The Parties shall continue to perform under the EPC, except as modified herein, from the Petition Date to and through the earlier of (a) August 10, 2017, or (b) termination of the Interim Assessment Agreement by SCE&G or the Authority upon five (5) business days’ notice (the “Interim Assessment Period”). The Interim Assessment Period may be extended by agreement of all the Parties. Upon such expiration or termination (as the case may be), the Debtors shall be relieved from their obligations under ¶ 18 hereof.”
2. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Interim Assessment Agreement.
3. This Amendment shall be construed in connection with and as part of the Interim Assessment Agreement, and all terms, conditions, and covenants contained in the Interim Assessment Agreement, except as herein modified, shall be and shall remain in full force and effect. The Parties hereto agree that they are bound by the terms, conditions and covenants of the Interim Assessment Agreement as amended hereby.
4. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.
5. The validity, construction, and performance of this Amendment shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to the principles thereof relating to conflicts of laws except Section 5-1401 of the New York General Obligations Law; provided, however, that nothing in this Amendment shall seek to alter the rights, responsibilities and limitations applicable to the South Carolina Public Service

Authority under the laws of the State of South Carolina. Each Party consents to the exclusive jurisdiction of the Bankruptcy Court to resolve any dispute arising out of or relating to this Amendment.
6. Except as expressly provided for in this Amendment, the Interim Assessment Agreement remains unchanged.

IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the date first above written.

SOUTH CAROLINA ELECTRIC & GAS COMPANY By: /s/ J.E. Addison Date: June 26, 2017	WESTINGHOUSE ELECTRIC COMPANY, LLC By: /s/ David C. Durham Date: June 26, 2017
SOUTH CAROLINA PUBLIC SERVICE AUTHORITY By: /s/ Lonnie N. Carter Date: 6/26/17	WECTEC GLOBAL PROJECT SERVICES, INC. By: /s/ David C. Durham Date: June 26, 2017